                                                                    EXHIBIT 99.1

[SANDERSON FARMS LOGO]  Sanderson Farms,Inc.
                        GENERAL OFFICES
                        Post Office Box 988-Laurel, Mississippi 39441-0988 Telephone (601) 649-4030-Facsimile (601) 426-1461

                        CONTACT: MIKE COCKRELL
                                 TREASURER & CHIEF FINANCIAL OFFICER
                                 (601) 649-4030

                          SANDERSON FARMS, INC. REPORTS
                      FIRST QUARTER RESULTS FOR FISCAL 2005

LAUREL, Miss. (February 24, 2005) -- Sanderson Farms, Inc. (NASDAQ/NM:SAFM) today reported results for the first quarter of fiscal 2005 ended January 31, 2005.

      Net sales for the first quarter of fiscal 2005 were $233.3 million compared with $226.4 million for the same period a year ago. For the quarter, the Company reported net income of $10.0 million, or $0.50 per diluted share, compared with net income of $19.0 million, or $0.96 per diluted share, for the first quarter of fiscal 2004. For the first quarter of fiscal 2004, the Company recognized $177,000, net of income taxes, or $0.01 per diluted share, for Sanderson Farms' share in the partial settlement of litigation against a vitamin supplier for overcharges.

      On January 29, 2004, the Company's Board of Directors approved a three-for-two stock split effected as a 50% stock dividend. All share and per share data for the periods presented have been adjusted to reflect this split.

      "Sanderson Farms' financial and operating performance during the first quarter marked a solid start for fiscal 2005," said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. "While our cost structure during the first half of the quarter reflected relatively high priced grain bought before the start of the fiscal year, that cost structure improved steadily during the quarter, as did the market for chicken."

      According to Sanderson, market prices for all poultry products showed improvement from the previous quarter, but were mixed when compared to the first quarter a year ago. As measured by a simple average of the Georgia dock price for whole chickens, values increased approximately 7.2% in the Company's first fiscal quarter compared with the same period in fiscal 2004. Boneless breast meat prices during the quarter, however, were approximately 10% lower than the prior-year period and bulk leg quarter prices were up slightly during the quarter. Wing prices averaged 1.05 cents per pound, up 5.4% from the average of
99.7 cents per pound during the first quarter of fiscal 2004.

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Sanderson Farms Reports First Quarter 2005 Results
Page 2
February 24, 2005

      "While our operating costs for the first quarter of fiscal 2005 still reflected the higher grain prices we incurred in late fiscal 2004, by the end of the quarter we began to realize significant savings in our cost structure. We believe we will enjoy these lower costs for the balance of our fiscal year. We have already contracted for a portion of our feed grain needs for the year in order to take advantage of the lower prices projected for corn and soybean meal, our primary feed ingredients. Based on current trends, we now expect to realize savings of between $65 million and $70 million during fiscal 2005 compared with fiscal 2004.

      "We are excited about the opportunities ahead for Sanderson Farms in fiscal 2005," added Sanderson. "Our expansion into Georgia is underway as planned and we still expect initial operations to begin during the fourth fiscal quarter. Considering the current market environment and lower feed costs, positive consumer demand trends and the renewed growth in exports, we expect favorable market conditions to prevail in fiscal 2005."

      Sanderson Farms will hold a conference call to discuss this press release today, February 24, 2005, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's Web site at www.sandersonfarms.com or through www.companyboardroom.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those without Internet access or who would rather listen live via telephone, you may call 1-800-967-7140. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through March 24, 2005.

      Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq Stock Market under the symbol SAFM.

      This press release contains forward-looking statements based on management's current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the "Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance" in Item 7 of the Company's 2004 Annual Report on Form 10-K and please refer to the cautionary statement found in Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "General" in
Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company's first quarter ended January 31, 2005.

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Sanderson Farms Reports First Quarter 2005 Results
Page 3
February 24, 2005

                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                        THREE MONTHS ENDED
                                                            JANUARY 31,
                                                   -----------------------------
                                                        2005           2004
                                                   -------------  --------------
Net sales                                          $     233,290  $      226,441
Cost and expenses:
    Cost of sales                                        203,755         183,798
    Selling, general and administrative                   13,027          11,260
                                                   -------------  --------------
                                                         216,782         195,058
                                                   -------------  --------------

    Operating income                                      16,508          31,383

Other income (expense):
    Interest income                                          199              45
    Interest expense                                        (318)           (432)
    Other                                                      4               2
                                                   -------------  --------------
                                                            (115)           (385)
                                                   -------------  --------------

Income before income taxes                                16,393          30,998
Income tax expense                                         6,352          12,012
                                                   -------------  --------------

Net income                                         $      10,041  $       18,986
                                                   =============  ==============

Basic earnings per share                           $        0.50  $         0.97
                                                   =============  ==============
Diluted earnings per share                         $        0.50  $         0.96
                                                   =============  ==============

Dividends per share                                $        0.10  $         0.10
                                                   =============  ==============
Weighted average shares outstanding:
    Basic                                                 19,962          19,562
                                                   =============  ==============
    Diluted                                               20,115          19,818
                                                   =============  ==============

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Sanderson Farms Reports First Quarter 2005 Results
Page 4
February 24, 2005

                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                    JANUARY 31,       OCTOBER 31,
                                                       2005              2004
                                                   -------------    --------------
                                                    (Unaudited)
ASSETS
Current assets:
    Cash and cash equivalents                      $      74,149    $       75,910
    Accounts receivable, net                              42,257            49,240
    Inventories                                           72,876            75,603
    Refundable income taxes                                    0             2,592
    Prepaid expenses                                      14,073            13,077
                                                   -------------    --------------

Total current assets                                     203,355           216,422

Property, plant and equipment
    Land and buildings                                   142,005           134,219
    Machinery and equipment                              254,201           257,671
    Construction in progress                              17,979             7,508
                                                   -------------    --------------
                                                         414,185           399,398
Less accumulated depreciation                           (248,224)         (242,685)
                                                   -------------    --------------
                                                         165,961           156,713

Other assets                                               2,283             1,872
                                                   -------------    --------------
Total assets                                       $     371,599    $      375,007
                                                   =============    ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

    Accounts payable                               $      25,924    $       30,384
    Accrued expenses                                      24,010            31,029
    Current maturities of long-term debt                   4,391             4,385
                                                   -------------    --------------

Total current liabilities                                 54,325            65,798

Long-term debt, less current maturities                   10,787            10,918
Claims payable                                             2,600             2,600
Deferred income taxes                                     16,270            16,350
Stockholders' equity                                     287,617           279,341
                                                   -------------    --------------

Total liabilities and stockholders' equity         $     371,599    $      375,007
                                                   =============    ==============

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